Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS THIRD QUARTER 2023 RESULTS
Strong MPC and Operating Assets results strengthen full-year outlook and guidance expectations

THE WOODLANDS, Texas, November 6, 2023 – Howard Hughes Holdings Inc.® (NYSE: HHH) (the “Company,” “Howard Hughes,” “HHH,” or “we”) today announced operating results for the third quarter ended September 30, 2023. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Third Quarter 2023 Highlights:

–Quarterly net loss of $544.2 million, or $(10.97) per diluted share, including a $555.0 million or $(11.19) per share after-tax impairment charge at the Seaport
–MPC EBT of $85 million driven by a 16% increase in price per acre and complemented by a 113% year-over-year increase in new home sales—signaling continued strong demand for new homes and robust future land sales
–Full-year 2023 MPC EBT guidance increased to $325 million at the mid-point, up $55 million from prior guidance and $125 million from initial guidance
–Operating Assets NOI of $63 million driven by double-digit year-over-year growth in multi-family, contributing to increased full-year 2023 NOI guidance to $243 million at the mid-point, up $7 million from initial guidance
–In Ward Village®, ‘A‘ali‘i® and Ulana are now sold out, with the final unit at Kō'ula® contracted on October 3rd; remaining towers under construction or in pre-sales are now 96% sold

“The third quarter reflected exceptional results throughout our core businesses, further demonstrating the robust demand we are experiencing across our world-class portfolio of mixed-use assets,” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “During the quarter, we saw continued growth in new home sales and healthy land sales in our MPCs, solid year-over-year NOI improvement in Operating Assets, and impressive condo sales in Ward Village—including the complete sell-out of ‘A‘ali‘i and Ulana.

“During this time when credit markets are incredibly tight, we executed several important financing deals—including two new construction loans, the refinancing of 250 Water Street, and the extensions of two office loans and one retail center loan nearing maturity. These financings are a testament to the exceptional quality of the Howard Hughes portfolio, and they further strengthen our balance sheet—reducing our maturities through 2024 to only $17 million. Our new construction loans enable the start of projects in our pipeline, including 1 Riva Row—a new multi-family development in The Woodlands® that sets a new standard for luxury in the Howard Hughes portfolio.

“Subsequent to quarter end, we announced our intent to establish Seaport Entertainment—a new division comprising our entertainment-related assets in New York and Las Vegas—which we expect to spinoff as an independent, publicly traded company in 2024. Anton Nikodemus, a veteran of the entertainment and hospitality industries, will serve as Chief Executive Officer and focus on delivering a world-class guest experience, improving operating performance, and exploring new strategic opportunities. The anticipated separation of Seaport Entertainment from Howard Hughes represents a tremendous opportunity to unlock the considerable value inherent in these unique assets and pursue new accelerated growth.

“With the year nearly complete, we are extremely pleased with our performance thus far, and we maintain a robust near-term outlook. As a result, we have further increased our full-year guidance—most notably for MPC EBT and Operating Assets NOI. Beyond 2023, we are incredibly excited about the future of Howard Hughes. The anticipated spin off of Seaport Entertainment will allow HHH to operate as a pure play real estate company, focused entirely on long-term growth opportunities and value creation within our acclaimed portfolio of master planned communities—where families want to live and companies choose to thrive—for many generations to come.”

Financial Highlights

Total Company
–HHH reported a net loss of $544.2 million, or $(10.97) per diluted share in the third quarter, including an after-tax impairment of $555.0 million or $(11.19) per share related to the Seaport. This compares to net income of $108.1 million or $2.19 per diluted share in the prior-year period. Excluding the after-tax impairment, the year-over-year reduction was primarily due to the timing of condo sales as the prior-year included the delivery of Kō’ula in Ward Village.
–In August, the Company reorganized into a holding company structure to provide additional financial flexibility to fund future opportunities and segregate assets and related liabilities in separate subsidiaries. The new parent company—Howard Hughes Holdings Inc.—trades under the ticker symbol “HHH” on the New York Stock Exchange. HHH net income is substantially the same as its wholly owned subsidiary, The Howard Hughes Corporation, aside from immaterial costs incurred directly by HHH in the current period.
–Subsequent to quarter end, Howard Hughes announced its intent to create Seaport Entertainment—a new division expected to include the Company’s entertainment-related assets in New York and Las Vegas—including the Seaport in Lower Manhattan and the Las Vegas Aviators® Triple-A Minor League Baseball team, as well as the Company’s ownership stake in Jean-Georges Restaurants and its 80% interest in the air rights above the Fashion Show Mall, which are intended to be used to create a new casino on the Las Vegas Strip. HHH intends to spinoff Seaport Entertainment into its own publicly traded company in 2024, which will be led by Anton Nikodemus, a known leader in the entertainment and resort industry.

MPC
–MPC EBT totaled $84.8 million in the quarter, or a 12% increase compared to $75.4 million in the prior-year period.
–New home sales totaled 605 homes—surging 113% year-over-year—signifying strong future residential land sales.
–MPC land sales totaled $75.4 million, or a 43% year-over-year increase, primarily related to the increased super pad sales in Summerlin® and residential lot sales in Bridgeland®.
–Builder price participation revenue remained strong at $15.8 million, representing a $3.0 million year-over-year moderation from the all-time highs of 2022.
–The average price per acre of residential land sold was approximately $913,000 during the quarter—representing a 16% year-over-year increase and an all-time record high for HHH.
–MPC equity earnings were $14.3 million—representing a $0.6 million decrease year-over-year—primarily related to the sale of clubhouse condos at The Summit. Prior year earnings included a non-recurring $13.5 million gain related to HHH’s contribution of an additional 54 acres of land to the joint venture.

Operating Assets
–Total Operating Assets NOI—including the contribution from unconsolidated ventures—totaled $62.8 million in the quarter, representing a 3% increase compared to $60.8 million in the prior-year period.
–Office NOI of $29.3 million increased $0.8 million or 3% year-over-year largely due to strong lease-up activity and abatement expirations in The Woodlands. These increases were partially offset by tenant vacancies at various properties in Downtown Columbia® and initial operating losses at 1700 Pavilion in Summerlin. As of September 30th, the stabilized office portfolio was 87% leased, and 87,000 square feet of new or expanded leases were executed during the quarter.
–Multi-family NOI of $13.8 million increased $2.1 million or 18% compared to the prior year period primarily due to strong lease-up at HHH’s newest properties—Marlow in Downtown Columbia and Starling at Bridgeland—and 4.5% average in-place rent growth, partially offset by initial operating losses at Tanager Echo in Summerlin.
–Retail NOI of $12.8 million increased $0.5 million or 4% year-over-year with modest improvements in all regions. At quarter end, the retail portfolio was 95% leased.
–In July, HHH divested its two self-storage facilities in The Woodlands for a combined sales price of $30.5 million, generating a gain on sale of $16.1 million

Strategic Developments
–Closed on 26 condo units in the third quarter—including 16 at ‘A‘ali‘i and 10 at Kō'ula—generating $26.0 million in revenue. At quarter end, ‘A‘ali‘i and Kō'ula were 100% and 99.8% sold, respectively, with the final unit at Kō'ula contracted three days subsequent to quarter end.
–Contracted to sell 13 units at the three towers in pre-sales—Ulana, The Park Ward Village, and Kalae. At quarter end, Ulana was sold out, and the Park Ward Village and Kalae were 94% and 85% pre-sold, respectively.
–Commenced construction on 1 Riva Row in The Woodlands, a 268-unit luxury high rise multi-family development which is expected to contribute $9.9 million of NOI upon stabilization at a 6% yield on cost. The asset is expected to be completed in 2025.
–Commenced construction on a new 67,000 square-foot retail center which will be anchored by a new Whole Foods Market in Downtown Summerlin. This new retail center is expected to be completed in 2024 and is expected to generate $1.8 million of NOI upon stabilization.

Seaport
–During the third quarter, HHH recorded a $555.0 million after-tax impairment charge related to the Seaport due to reductions in estimated future cash flows resulting from significant uncertainty of future performance as stabilization and profitability are taking longer than expected, pressure on the current cost structure, lower demand for office space, as well as an increase in the capitalization rate and a decrease in restaurant multiples used to evaluate future cash flows.
–Seaport revenue of $29.5 million declined $3.0 million or 9% compared to the third quarter of 2022 primarily due to the absence of certain restaurant concepts in the current year, fewer private events, and poor weather conditions.
–Seaport generated negative NOI of $0.9 million, representing a $2.5 million year-over-year reduction. Including $8.6 million of losses from unconsolidated ventures—primarily related to the Tin Building by Jean-Georges—Total Seaport NOI was a loss of $9.5 million.
–At the Tin Building by Jean-Georges, equity losses were $8.1 million, or a $3.3 million year-over-year improvement primarily due to significantly increased sales revenues.

Financing Activity
–In August, HHH closed on a $93.3 million construction financing for the 1 Riva Row multi-family project, bearing interest at a fixed rate of 7.39% with an initial maturity in 2030.
–In August, the Company closed on a $50.0 million loan to fund new infrastructure projects in Ward Village including park development and street, sewer, and electrical improvements. The loan bears interest at SOFR plus 3.75% and has an initial maturity in 2025.
–In September, the Company closed on a $115.0 million refinancing for 250 Water St. at the Seaport. The loan bears interest at SOFR plus 3.875% with a maturity in 2026.
–In October, subsequent to quarter end, the Company closed on a three-year extension of the 4 Waterway and 9303 New Trails office buildings loan in The Woodlands. The refinancing required a principal pay down of $8 million and has a new principal balance of $29.0 million bearing interest at a fixed rate of 8.08%. The Company also closed on a two-year extension of the Creekside Park West retail center construction loan in The Woodlands. The extended loan has a total commitment of $17 million, bears interest at SOFR plus 3.00%, and has an initial maturity in 2026.

Full-Year 2023 Guidance

–MPC EBT, which was revised in the prior quarter to be flat to down 10% year-over-year, has continued to benefit from increased sales of new homes in Bridgeland, Summerlin, and The Woodlands Hills® year-to-date. With low inventories of new homes and vacant lots, homebuilder interest in new acreage continues to strengthen, and the Company expects material land sales during the fourth quarter. As a result, 2023 MPC EBT is now expected to be up 10% to 20% year-over-year, with a mid-point of approximately $325 million. This represents a $125 million improvement at the mid-point compared to the initial full-year guidance issued in early 2023.

–Operating Assets NOI, which was previously projected to be in a range of up 1% to 4% year-over-year, has benefited from strong multi-family rent growth and lease-up at new developments in Bridgeland, Downtown Columbia, and Summerlin which encompass nearly 1,400 units. The office portfolio has also delivered solid financial performance year-to-date, benefiting from expiring abatements; however, strong leasing momentum in recent quarters is not expected to have a material impact on 2023 results due to free-rent periods on many of the new leases. Overall, excluding the $3.4 million contribution from divested retail assets in the prior year, Operating Assets NOI is now expected to be in a range of up 2% to 4% year-over-year, with a mid-point of approximately $243 million. This represents a $7 million improvement at the mid-point compared to the initial full-year guidance issued in early 2023.
–Condo sales revenues, which were previously projected to range between $40 million and $45 million with gross margins between 10% to 13%, are now expected to be $47 million to $48 million with gross margins of 13% to 14%. 2023 condo sales revenues and gross margins are entirely driven by the closing of remaining units at ‘A‘ali‘i and Kō‘ula, which were 100% and 99.8% sold, respectively, as of September 30, 2023. The final unit at Kō'ula closed in the fourth quarter. Despite lower margins on these remaining units in the current year, overall gross margins for ‘A’ali’i and Kō‘ula remained in a range of 25% and 30%. The next major condo project scheduled to be completed is Victoria Place, which is expected to be delivered in 2024 and is 100% pre-sold.
–Cash G&A guidance is unchanged and is projected to range between $80 million and $85 million, which excludes anticipated non-cash stock compensation of approximately $5 million.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its third quarter 2023 earnings conference call on Tuesday, November 7, 2023, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. To access the call via telephone, please dial 877-270-2148 within the U.S., 866-605-3850 within Canada, or +1 412-902-6510 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time using 10173050 as the passcode.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended September 30,				Nine Months Ended September 30,
$ in thousands	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Operating Assets NOI (1)
Office	$29,326	$28,540	$786	3%	$90,720	$83,338	$7,382	9%
Retail	12,783	12,293	490	4%	39,904	38,447	1,457	4%
Multi-family	13,817	11,725	2,092	18%	39,512	34,710	4,802	14%
Other	4,615	5,316	(701)	(13)%	10,308	12,762	(2,454)	(19)%
Dispositions	169	783	(614)	(78)%	699	3,875	(3,176)	(82)%
Operating Assets NOI	60,710	58,657	2,053	4%	181,143	173,132	8,011	5%
Company's share of NOI from unconsolidated ventures	2,121	2,139	(18)	(1)%	8,941	11,279	(2,338)	(21)%
Total Operating Assets NOI	$62,831	$60,796	$2,035	3%	$190,084	$184,411	$5,673	3%

Projected stabilized NOI Operating Assets ($ in millions)	$373.8	$360.4	$13.4	4%

MPC
Acres Sold - Residential	84	60	24	41%	169	216	(47)	(22)%
Acres Sold - Commercial	13	17	(4)	(25)%	123	51	72	143%
Price Per Acre - Residential	$913	$790	$123	16%	$818	$724	$94	13%
Price Per Acre - Commercial	$262	$436	$(174)	(40)%	$258	$730	$(472)	(65)%
MPC EBT	$84,798	$75,383	$9,415	12%	$202,096	$206,327	$(4,231)	(2)%

Seaport NOI (1)
Landlord Operations	$(6,242)	$(4,335)	$(1,907)	(44)%	$(15,292)	$(10,260)	$(5,032)	(49)%
Landlord Operations - Multi-family	15	22	(7)	(32)%	76	96	(20)	(21)%
Managed Businesses	644	1,010	(366)	(36)%	(1,942)	149	(2,091)	NM
Tin Building	2,286	1,612	674	42%	7,061	1,612	5,449	NM
Events and Sponsorships	2,395	3,259	(864)	(27)%	1,164	3,545	(2,381)	(67)%
Seaport NOI	(902)	1,568	(2,470)	(158)%	(8,933)	(4,858)	(4,075)	(84)%
Company's share of NOI from unconsolidated ventures	(8,603)	(11,034)	2,431	22%	(27,456)	(19,851)	(7,605)	(38)%
Total Seaport NOI	$(9,505)	$(9,466)	$(39)	—%	$(36,389)	$(24,709)	$(11,680)	(47)%

Strategic Developments
Condominium rights and unit sales	$25,962	$418,645	$(392,683)	(94)%	$46,915	$459,681	$(412,766)	(90)%

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) general adverse economic and local real estate conditions; (ii) potential changes in the financial markets and interest rates; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (v) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vi) ability to successfully dispose of non-core assets on favorable terms, if at all; (vii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xiii) changes in governmental laws and regulations; (ix) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (x) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, and our ability to accurately assess and predict such impacts; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
Howard Hughes Holdings Inc.
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact
Howard Hughes Holdings Inc.
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
thousands except per share amounts	2023	2022	2023	2022
REVENUES
Condominium rights and unit sales	$25,962	$418,645	$46,915	$459,681
Master Planned Communities land sales	75,378	52,585	177,045	199,032
Rental revenue	105,192	96,917	306,395	296,081
Other land, rental, and property revenues	46,280	52,550	112,146	119,870
Builder price participation	15,847	18,852	45,763	51,819
Total revenues	268,659	639,549	688,264	1,126,483

EXPENSES
Condominium rights and unit cost of sales	22,537	295,300	56,390	329,026
Master Planned Communities cost of sales	28,264	19,355	66,134	75,304
Operating costs	92,439	85,089	248,626	236,763
Rental property real estate taxes	15,262	12,118	46,259	40,314
Provision for (recovery of) doubtful accounts	1,446	106	(1,000)	2,238
General and administrative	21,601	19,471	65,371	60,874
Depreciation and amortization	55,974	50,015	161,204	147,584
Other	2,225	2,902	8,885	7,985
Total expenses	239,748	484,356	651,869	900,088

OTHER
Provision for impairment	(672,492)	—	(672,492)	—
Gain (loss) on sale or disposal of real estate and other assets, net	16,286	—	21,000	4,009
Other income (loss), net	173	2,004	3,547	2,497
Total other	(656,033)	2,004	(647,945)	6,506

Operating income (loss)	(627,122)	157,197	(611,550)	232,901

Interest income	7,729	995	16,813	1,273
Interest expense	(38,552)	(24,373)	(110,636)	(79,963)
Gain (loss) on extinguishment of debt	(48)	—	(48)	(645)
Equity in earnings (losses) from unconsolidated ventures	(30,886)	7,708	(41,874)	19,528
Income (loss) before income taxes	(688,879)	141,527	(747,295)	173,094
Income tax expense (benefit)	(144,744)	33,858	(161,392)	41,822
Net income (loss)	(544,135)	107,669	(585,903)	131,272
Net (income) loss attributable to noncontrolling interests	(46)	427	(166)	510
Net income (loss) attributable to common stockholders	$(544,181)	$108,096	$(586,069)	$131,782

Basic income (loss) per share	$(10.97)	$2.19	$(11.83)	$2.59
Diluted income (loss) per share	$(10.97)	$2.19	$(11.83)	$2.59

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	September 30, 2023	December 31, 2022
ASSETS
Master Planned Communities assets	$2,472,497	$2,411,526
Buildings and equipment	4,093,344	4,246,389
Less: accumulated depreciation	(987,801)	(867,700)
Land	303,685	312,230
Developments	1,159,215	1,125,027
Net investment in real estate	7,040,940	7,227,472
Investments in unconsolidated ventures	225,580	246,171
Cash and cash equivalents	491,679	626,653
Restricted cash	444,119	472,284
Accounts receivable, net	108,875	103,437
Municipal Utility District receivables, net	593,984	473,068
Deferred expenses, net	141,410	128,865
Operating lease right-of-use assets	45,596	46,926
Other assets, net	278,935	278,587
Total assets	$9,371,118	$9,603,463

LIABILITIES
Mortgages, notes, and loans payable, net	$5,196,000	$4,747,183
Operating lease obligations	51,761	51,321
Deferred tax liabilities, net	87,245	254,336
Accounts payable and other liabilities	1,006,283	944,511
Total liabilities	6,341,289	5,997,351

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,560,880 issued, and 50,114,936 outstanding as of September 30, 2023, 56,226,273 shares issued, and 49,801,997 outstanding as of December 31, 2022	566	564
Additional paid-in capital	3,986,513	3,972,561
Retained earnings (accumulated deficit)	(417,992)	168,077
Accumulated other comprehensive income (loss)	7,571	10,335
Treasury stock, at cost, 6,445,944 shares as of September 30, 2023, and 6,424,276 shares as of December 31, 2022	(612,763)	(611,038)
Total stockholders' equity	2,963,895	3,540,499
Noncontrolling interests	65,934	65,613
Total equity	3,029,829	3,606,112
Total liabilities and equity	$9,371,118	$9,603,463

Segment Earnings Before Tax (EBT)

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport, and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets.

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2023	2022	$ Change	2023	2022	$ Change
Operating Assets Segment EBT
Total revenues	$116,874	$109,493	$7,381	$339,226	$327,742	$11,484
Total operating expenses	(55,786)	(48,994)	(6,792)	(157,837)	(146,958)	(10,879)
Segment operating income (loss)	61,088	60,499	589	181,389	180,784	605
Depreciation and amortization	(43,127)	(37,714)	(5,413)	(123,637)	(115,143)	(8,494)
Interest income (expense), net	(31,884)	(23,340)	(8,544)	(91,080)	(64,776)	(26,304)
Other income (loss), net	(244)	421	(665)	1,998	(57)	2,055
Equity in earnings (losses) from unconsolidated ventures	1,364	4,132	(2,768)	5,311	21,898	(16,587)
Gain (loss) on sale or disposal of real estate and other assets, net	16,050	—	16,050	20,764	4,018	16,746
Gain (loss) on extinguishment of debt	—	—	—	—	(645)	645
Operating Assets segment EBT	$3,247	$3,998	$(751)	$(5,255)	$26,079	$(31,334)

Master Planned Communities Segment EBT
Total revenues	$95,799	$78,188	$17,611	$236,123	$266,990	$(30,867)
Total operating expenses	(41,239)	(31,055)	(10,184)	(103,668)	(113,087)	9,419
Segment operating income (loss)	54,560	47,133	7,427	132,455	153,903	(21,448)
Depreciation and amortization	(103)	(104)	1	(316)	(286)	(30)
Interest income (expense), net	16,031	13,492	2,539	49,004	35,697	13,307
Other income (loss), net	—	—	—	(103)	23	(126)
Equity in earnings (losses) from unconsolidated ventures	14,310	14,862	(552)	21,056	16,990	4,066
MPC segment EBT	$84,798	$75,383	$9,415	$202,096	$206,327	$(4,231)

Seaport Segment EBT
Total revenues	$29,490	$32,501	$(3,011)	$64,191	$70,053	$(5,862)
Total operating expenses	(33,303)	(31,404)	(1,899)	(78,884)	(79,329)	445
Segment operating income (loss)	(3,813)	1,097	(4,910)	(14,693)	(9,276)	(5,417)
Depreciation and amortization	(10,808)	(9,651)	(1,157)	(31,804)	(25,194)	(6,610)
Interest income (expense), net	1,358	1,731	(373)	3,855	3,003	852
Other income (loss), net	313	(18)	331	(1,287)	289	(1,576)
Equity in earnings (losses) from unconsolidated ventures	(46,619)	(11,273)	(35,346)	(68,335)	(20,223)	(48,112)
Gain (loss) on extinguishment of debt	(48)	—	(48)	(48)	—	(48)
Provision for impairment	(672,492)	—	(672,492)	(672,492)	—	(672,492)
Seaport segment EBT	$(732,109)	$(18,114)	$(713,995)	$(784,804)	$(51,401)	$(733,403)

Strategic Developments Segment EBT
Total revenues	$26,481	$419,353	$(392,872)	$48,679	$461,655	$(412,976)
Total operating expenses	(29,620)	(300,515)	270,895	(76,020)	(344,271)	268,251
Segment operating income (loss)	(3,139)	118,838	(121,977)	(27,341)	117,384	(144,725)
Depreciation and amortization	(962)	(1,406)	444	(2,848)	(4,083)	1,235
Interest income (expense), net	4,412	5,817	(1,405)	11,917	12,334	(417)
Other income (loss), net	81	900	(819)	158	1,361	(1,203)
Equity in earnings (losses) from unconsolidated ventures	59	(13)	72	94	863	(769)
Gain (loss) on sale or disposal of real estate and other assets, net	236	—	236	236	(9)	245
Strategic Developments segment EBT	$687	$124,136	$(123,449)	$(17,784)	$127,850	$(145,634)

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); amortization; depreciation; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI and Seaport NOI throughout this document. Total Operating Assets NOI and Total Seaport NOI represent NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport segments because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets and Seaport is presented in the tables below:

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2023	2022	Change	2023	2022	$ Change
Operating Assets Segment
Total revenues	$116,874	$109,493	$332,147	$339,226	$327,742	$11,484
Total operating expenses	(55,786)	(48,994)	(147,881)	(157,837)	(146,958)	(10,879)
Segment operating income (loss)	61,088	60,499	184,266	181,389	180,784	605
Depreciation and amortization	(43,127)	(37,714)	(116,196)	(123,637)	(115,143)	(8,494)
Interest income (expense), net	(31,884)	(23,340)	(69,841)	(91,080)	(64,776)	(26,304)
Other income (loss), net	(244)	421	(971)	1,998	(57)	2,055
Equity in earnings (losses) from unconsolidated ventures	1,364	4,132	7,088	5,311	21,898	(16,587)
Gain (loss) on sale or disposal of real estate and other assets, net	16,050	—	29,588	20,764	4,018	16,746
Gain (loss) on extinguishment of debt	—	—	(1,948)	—	(645)	645
Operating Assets segment EBT	3,247	3,998	(751)	(5,255)	26,079	(31,334)
Add back:
Depreciation and amortization	43,127	37,714	5,413	123,637	115,143	8,494
Interest (income) expense, net	31,884	23,340	8,544	91,080	64,776	26,304
Equity in (earnings) losses from unconsolidated ventures	(1,364)	(4,132)	2,768	(5,311)	(21,898)	16,587
(Gain) loss on sale or disposal of real estate and other assets, net	(16,050)	—	(16,050)	(20,764)	(4,018)	(16,746)
(Gain) loss on extinguishment of debt	—	—	—	—	645	(645)
Impact of straight-line rent	(470)	(1,744)	1,274	(2,664)	(7,283)	4,619
Other	336	(519)	855	420	(312)	732
Operating Assets NOI	60,710	58,657	2,053	181,143	173,132	8,011

Company's share of NOI from equity investments	2,121	2,139	(18)	5,908	6,641	(733)
Distributions from Summerlin Hospital investment	—	—	—	3,033	4,638	(1,605)
Company's share of NOI from unconsolidated ventures	2,121	2,139	(18)	8,941	11,279	(2,338)

Total Operating Assets NOI	$62,831	$60,796	$2,035	$190,084	$184,411	$5,673

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2023	2022	Change	2023	2022	$ Change

Seaport Segment
Total revenues	$29,490	$32,501	$(3,011)	$64,191	$70,053	$(5,862)
Total operating expenses	(33,303)	(31,404)	(1,899)	(78,884)	(79,329)	445
Segment operating income (loss)	(3,813)	1,097	(4,910)	(14,693)	(9,276)	(5,417)
Depreciation and amortization	(10,808)	(9,651)	(1,157)	(31,804)	(25,194)	(6,610)
Interest income (expense), net	1,358	1,731	(373)	3,855	3,003	852
Other income (loss), net	313	(18)	331	(1,287)	289	(1,576)
Equity in earnings (losses) from unconsolidated ventures	(46,619)	(11,273)	(35,346)	(68,335)	(20,223)	(48,112)
Gain (loss) on extinguishment of debt	(48)	—	(48)	(48)	—	(48)
Provision for impairment	(672,492)	—	(672,492)	(672,492)	—	(672,492)
Seaport segment EBT	(732,109)	(18,114)	(713,995)	(784,804)	(51,401)	(733,403)
Add back:
Depreciation and amortization	10,808	9,651	1,157	31,804	25,194	6,610
Interest (income) expense, net	(1,358)	(1,731)	373	(3,855)	(3,003)	(852)
Equity in (earnings) losses from unconsolidated ventures	46,619	11,273	35,346	68,335	20,223	48,112
(Gain) loss on extinguishment of debt	48	—	48	48	—	48
Impact of straight-line rent	435	(185)	620	1,567	1,519	48
Other (income) loss, net (a)	2,163	674	1,489	5,480	2,610	2,870
Provision for impairment	672,492	—	672,492	672,492	—	672,492
Seaport NOI	(902)	1,568	(2,470)	(8,933)	(4,858)	(4,075)

Company's share of NOI from unconsolidated ventures (b)	(8,603)	(11,034)	2,431	(27,456)	(19,851)	(7,605)

Total Seaport NOI	$(9,505)	$(9,466)	$(39)	$(36,389)	$(24,709)	$(11,680)
(a)Includes miscellaneous development-related items.
(b)The Company’s share of NOI related to the Tin Building by Jean-Georges is calculated using our current partnership funding provisions.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2023	2022	$ Change	2023	2022	$ Change
Same Store Office
Houston, TX	$20,449	$19,050	$1,399	$63,427	$54,527	$8,900
Columbia, MD	5,566	5,881	(315)	17,868	18,259	(391)
Las Vegas, NV	3,434	3,499	(65)	10,110	10,560	(450)
Total Same Store Office	29,449	28,430	1,019	91,405	83,346	8,059

Same Store Retail
Houston, TX	2,954	2,843	111	8,976	7,368	1,608
Columbia, MD	660	565	95	1,997	1,794	203
Las Vegas, NV	5,856	5,687	169	18,113	17,328	785
Honolulu, HI	3,490	3,378	112	11,261	11,859	(598)
Total Same Store Retail	12,960	12,473	487	40,347	38,349	1,998

Same Store Multi-family
Houston, TX	8,791	8,260	531	27,501	24,333	3,168
Columbia, MD	1,783	1,667	116	5,027	4,934	93
Las Vegas, NV	1,863	1,895	(32)	5,604	5,543	61
Company's share of NOI from unconsolidated ventures	1,906	1,910	(4)	5,520	5,440	80
Total Same Store Multi-family	14,343	13,732	611	43,652	40,250	3,402

Same Store Other
Houston, TX	1,555	1,313	242	4,727	4,305	422
Columbia, MD	3	(17)	20	21	(141)	162
Las Vegas, NV	3,013	3,876	(863)	5,377	8,293	(2,916)
Honolulu, HI	45	144	(99)	183	305	(122)
Company's share of NOI from unconsolidated ventures	215	229	(14)	3,421	5,839	(2,418)
Total Same Store Other	4,831	5,545	(714)	13,729	18,601	(4,872)
Total Same Store NOI	61,583	60,180	1,403	189,133	180,546	8,587

Non-Same Store NOI	1,248	616	632	951	3,865	(2,914)
Total Operating Assets NOI	$62,831	$60,796	$2,035	$190,084	$184,411	$5,673

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2023	2022	$ Change	2023	2022	$ Change
General and Administrative
General and administrative (G&A) (a)	$21,601	$19,471	$2,130	$65,371	$60,874	$4,497
Less: Non-cash stock compensation	(1,699)	(1,298)	(401)	(6,748)	(3,989)	(2,759)
Cash G&A	$19,902	$18,173	$1,729	$58,623	$56,885	$1,738
(a)G&A expense includes $1.6 million of severance and bonus costs and $2.1 million of non-cash stock compensation related to our former General Counsel in the first quarter of 2023 and $2.3 million of severance and bonus costs related to our former Chief Financial Officer in the first quarter of 2022.